Exhibit 10.28

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of September 6, 2006, by and between CA-PARK PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord (as successor by conversion to EOP-Park Plaza, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain lease dated July 10, 2002 (the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 5,673 rentable square feet, 4,791 of which is usable space (the “Premises”) described as Suite No. 325 on the 3rd floor of the building commonly known as Park Plaza located at 4350 Executive Drive, San Diego, California (the “Building”).

B.            The Lease by its terms shall expire on July 31, 2007 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.             Remeasurement of Premises and the Building.  Landlord and Tenant acknowledge and agree that Landlord has remeasured Premises and that, according to such remeasurement, the rentable square footage of the Premises as of the Extension Date (as hereinafter defined) is 5,673 square feet, 4,791 of which is usable space and the Rentable Square Footage of the Building is 73,061 square feet.  For the period prior to the Extension Date, the rentable area of the Premises and the Building shall remain as set forth in the Lease and Tenant’s Pro Rata Share shall not change.  However, commencing on the Extension Date and continuing throughout the Extended Term (as hereinafter defined), the rentable area of the Premises, the Building and Tenant’s Pro Rata Share for the Premises shall be adjusted to reflect such remeasurement.  Tenant and Landlord shall have no further right to remeasure the Premises during the Extended Term.

2.             Extension.  The Term of the Lease is hereby extended and shall expire on July 31, 2012,  (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

3.             Base Rent.  As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rent
8/01/07-7/31/08	$33.00	$15,600.75
8/01/08-7/31/09	$34.20	$16,168.05
8/01/09-7/31/10	$35.40	$16,735.35
8/01/10-7/31/11	$36.60	$17,302.65
8/01/11-7/31/12	$37.80	$17,869.95

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.     Additional Security Deposit.  No additional security deposit shall be required in connection with this Amendment. Effective as of the Extension Date and subject to the remaining terms of Article VI, and provided: (i) Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit, (ii) Tenant’s financial condition is equal to or greater than its financial condition as of August 3, 2006; (iii) Tenant is not in default under the Lease; and (iv) Tenant is in 100% occupancy of the Premises, Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be reduced from $31,462.42 to $20,000.00 effective as of August 1, 2007.  If Tenant is not entitled to reduce the Security Deposit as of the reduction effective date due to Tenant’s failure to satisfy the conditions set forth herein or in the Lease, Tenant shall not have the right to reduce the Security Deposit.  Notwithstanding anything to the contrary contained herein, if Tenant has been in Default under the Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein.

If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Reduction Notice”).  If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 45 days after the later to occur of (a) Landlord’s receipt of the Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

5.             Tenant’s Pro Rata Share.  For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Premises is 7.7647%.

6.             Expenses and Taxes.  For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes is amended from 2002 to 2007. Notwithstanding the foregoing, Tenant shall not be obligated to pay Tenants’ Pro Rata Share of Expense Excess or Tax Excess for the period commencing August 1, 2007 and ending July 31, 2008.

7.             Improvements to Premises.

7.01.        Condition of Premises.  Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or the Lease.

7.02.        Responsibility for Improvements to Premises.  Landlord shall perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A.

8.             Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01.        Conference Facility.  Landlord currently provides a conference facility (the “Conference Facility”) located within the Equity Office San Diego portfolio of buildings, accommodating groups of people for use by building tenants (including Tenant) on a reserved basis.  In the event Tenant desires to utilize the Conference Facility, Tenant shall call (800) 430-7715 in advance, prior to the date on which Tenant desires to utilize such Conference Facility. The reservations are on a first come first served basis and are subject to the prevailing market rate. Landlord, in Landlord’s sole and absolute discretion, may discontinue to provide for the Conference Facility at any time.

8.02.        Deleted Provisions.  Effective as of the Extension Date, the Acceleration Option and the Right of First Offer set forth in Sections I & II of Exhibit E. of the Lease shall be deleted in their entirety and of no further force or effect.

8.03.        Renewal Option. The Renewal Option set forth in Exhibit E, Section III of the Lease shall apply to this Amendment and shall remain in full force and effect and the term “Termination Date” shall be replaced with the term “Extended Termination Date”.

8.04.        Parking.  During the Extended Term, Tenant shall maintain its existing parking rights as set forth in the Lease.

9.             Miscellaneous.

9.01.        This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

9.02.        Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03.        In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04.        Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05.        The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06.        Tenant hereby represents to Landlord that Tenant has dealt with no broker other than IPC Commercial Real Estate in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker other than IPC Commercial Real Estate in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction.  Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.07.        Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-PARK PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability
company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

		By:	/s/ Frank R. Campbell
		Name:	Frank Campbell
		Title:	Vice President

TENANT:

CYPRESS BIOSCIENCE, INC., a Delaware corporation

By:	/s/ Sabrina Johnson
Name:	Sabrina Johnson
Title:	Chief Financial Officer

EXHIBIT A

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between CA-PARK PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 4350 Executive Drive, San Diego, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Amendment.

1.                                       This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use.  All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.”   It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Allowance (as defined below).  Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.  Landlord shall be entitled to deduct a construction management fee for Landlord’s oversight of the Landlord Work in an amount equal to 3% of the total cost of the Allowance, as defined in Section 7.

2.                                       Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost.  Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto.  Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before January 15, 2007 (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them.  Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit.  Time is of the essence in respect of preparation and submission of Plans by Tenant.  If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant delay for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved.  (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)

3.                                       Landlord, prior to commencing any construction of Landlord Work and within 60 days of receiving the Plans, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees (the “Estimate’).  Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the Estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. Tenant, with Landlord’s reasonable approval, shall be allowed to prioritize the various items comprising the Landlord Work and Tenant shall not be required to authorize Landlord Work that would exceed the Allowance. Tenant acknowledges that any amounts included in the Estimate in excess of the Allowance shall be due and payable by Tenant.  If Tenant notifies Landlord of such objections and desired changes to the proposed Landlord Work, Tenant shall work with Landlord to reach a mutually acceptable

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alternative cost estimate. Before commencing the Landlord Work, a final estimate (the “Final Estimate”) shall be agreed upon by Tenant and Landlord and to the extent the Final Estimate exceeds the Allowance, the Final Estimate shall specify the costs payable by Tenant and Tenant shall pay to Landlord such costs, plus any applicable state sales or use tax thereon, upon demand. The Final Estimate does not include Excess Costs, as defined below.

4.                                       If Landlord’s Final Estimate and/or the actual cost of construction shall exceed the Allowance, if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein.  The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.  Notwithstanding the foregoing, the parties acknowledge that if there are no additional changes to the scope of the Landlord Work, Landlord’s Final Estimate shall remain firm for 45 days of date of such estimate.  The parties further acknowledge and agree that if Landlord commences the Landlord Work within such 45 day period that Tenant shall not be responsible for any Excess Costs unless Tenant requests for any change orders to the scope of the Landlord Work.  If Tenant requests for any change orders to the scope of the Landlord Work after the 45 day period, all Excess Costs, if any, shall be born by Tenant in accordance with this Exhibit.

5.                                       If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand.  Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within, one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.                                       Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans.  Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.                                       Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the “Allowance”) in an amount not to exceed $39,711.00 (i.e., $7.00 per rentable square foot of the Premises) to be applied toward the cost of the Landlord Work in the Premises.  If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above.  Any portion of the Allowance which exceeds the cost of the Landlord Work or is otherwise remaining after December 15, 2007 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.  Notwithstanding the foregoing, Tenant may use the Allowance pending full execution of this Amendment in the year 2006 or 2007.

9.                                       Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Normal Business Hours (defined as 7:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays) subsequent to the Extension Date.  Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Landlord, Tenant and the general contractor shall cooperatively prepare a construction schedule that allows the the Landlord Work to be: i) performed in a timely manner; ii) performed as reasonably possible on Fridays, Saturdays and Sundays, and; iii) performed with as little inconvenience to the operation of Tenant’s business as is reasonably possible.

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Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Extension Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

10.                                 This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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